QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

March 31, 2008

Mr. Kenneth Zuerblis
15 James Trail
Long Valley, NJ 07853

Dear Mr. Zuerblis:

        ImClone Systems Incorporated ("ImClone Systems" or the "Company") is pleased to offer you the position of Senior Vice President, Chief Financial Officer reporting to John Johnson, Chief Executive Officer. In this position, you shall be the most senior Finance and investor relations executive at the Company and shall be responsible for all financial and investor relations functions of the Company and for the preparation of all financial reports of the Company. The following will summarize the terms and conditions of this offer:

Compensation:	Your bi-weekly base salary (annualized at $375,000) will be $14,423.08.
Equity:
Participation in ImClone Systems' 2006 Stock Incentive Plan (the "Plan") with a grant to you of 80,000 stock options vesting equally over four (4) years (the "Options"). The exercise term of the Options will be ten (10) years from the grant date, unless sooner forfeited pursuant to the terms of the Plan. Pursuant to the Plan, the exercise price of the Options is determined by the closing price of the stock on the date your employment commences with the Company. The Options will be Non-Qualified Stock Options.

Your grant will be in accordance with the Plan, including the change in control provision in Article XI of the Plan. Except as otherwise provided herein, the options shall be governed by the terms of the Plan.
Annual Bonus:
You are eligible to receive an annualized bonus for 2008. The current target bonus range for your position is 38 to 43 percent. Bonuses are granted at the discretion of the Board of Directors and are based on factors that include, but are not limited to, the financial performance of the Company, as well as the performance of the individual employee.
Benefits:
You are eligible to participate in ImClone Systems' comprehensive health plan including major medical, hospitalization, dental and vision insurance through the Company's health insurance provider, which at this time is Aetna.
Short-term and Long-term Disability insurance.

Life Insurance in the amount of two-times your annual salary, up to a maximum of $400,000. You may purchase up to five-times your annual salary, to a maximum of $500,000 by participating in our Voluntary Life Insurance program.
You are eligible to participate in the 401(k) Employee Savings Plan.
You are eligible to participate in the Employee Stock Purchase Plan (ESPP).
One-hundred sixty (160) hours of vacation time, subject to the terms and conditions of ImClone Systems' Vacation Policy.

Termination of Employment by the Company without Cause:
If your employment is terminated by the Company without Cause, whether or not such termination occurs before or after a Change in Control (as defined in the Plan), your employment shall end as of the date of such termination and you shall be entitled to the following, subject to the condition that you shall execute a waiver and release substantially in the form attached hereto as Schedule A. Such release shall be executed and delivered to the Company within thirty (30) days of the date of the applicable date of termination.
a)
any amounts earned, accrued or owing to you but not yet paid under any employee welfare and pension benefit plans, programs and/or arrangements applicable to the Company's senior-level executives generally upon the terms and conditions, as modified from time to time, of such plans, programs and arrangements (and the plans, programs or policies referred to therein), payable at the time set forth in the relevant plan, program or policy;
b)
a pro rata annual cash bonus award for the year of termination, based on actual results, payable in the following calendar year at the time bonuses are paid to similarly situated senior-level executives generally;
c)
your annual base salary, at the rate in effect on the date of termination (without giving effect to any decrease in such rate which has given rise to Good Reason), payable in installments for a period of 12 months, commencing (subject to the provisos below) on the first regular payroll date after the date of termination in accordance with the Company's regular payroll practices applicable to payment of salaries, provided that no amounts shall be due prior to the effective date of the release described above and the first installment thereafter shall include all payments that would otherwise have been made prior to the effective date of the release; and provided further that payments pursuant to this section shall be subject to delay in accordance with all applicable provisions of section 409A of the Internal Revenue Code of 1986 as amended, and the regulations issued there under, and the rulings, notices and other guidance issued by the Internal Revenue Services interpreting the same;
	d)	full and immediate vesting of the equity grant described above, which shall remain exercisable for ninety (90) days after the date of termination;
e)
provided you timely elect COBRA health continuation coverage and timely pay the amount payable by similarly situated active senior-level employees, the Company shall continue to provide medical coverage for you and your eligible dependents until the earliest of (x) one (1) year from your termination, (y) your (or the eligible dependent) ceasing to be eligible for COBRA coverage) or (z) you commence employment with an employer who maintains a medical plan.

Termination of Employment by you for Good Reason:
You may terminate your employment for Good Reason, whether or not such termination occurs before or after a Change in Control (as defined in the Plan), provided that the actual date of the termination of your employment occurs during the 75-day period immediately following the date that the events or actions constituting Good Reason first become known to you. Upon a termination by you of your employment for Good Reason, your employment shall end as of the date of such termination and you shall be entitled to the same payments and benefits as provided above for termination by the Company without Cause. In no event shall a termination of your employment for Good Reason occur unless you give written notice to the Company stating with reasonable specificity the events or actions that constitute Good Reason within 45 days of their occurrence and providing the Company with an opportunity to cure (if curable) within 30 days.
Termination of Employment Due to Disability:
The Company may terminate your employment due to Disability by written notice to you. In such event, your employment shall end as of the date of the termination specified in such notice, and you shall be entitled to the following:
	a)	your base salary that has been earned but not paid through the date of termination, payable within 15 days of the date of termination;
b)
any incentive compensation earned for a fiscal year ending prior to the date of termination, payable when such compensation is otherwise paid to other senior executives generally in the calendar year of termination; and
c)
any amounts earned, accrued or owing to you but not yet paid under all employee welfare and pension benefit plans, programs and/or arrangements applicable to the Company's senior-level executives generally, payable at the time set forth in the relevant plan, program and/or arrangement.
Termination of Employment Due to Death:
In the event of your death during the term of employment, your employment shall end as of the date of your death and your estate and/or beneficiaries, as the case may be, shall be entitled to the same benefits that are set forth in the section above called "Termination of Employment Due to Disability."

        "Cause" shall mean (i) your indictment for, or a conviction of, or a plea of nolo contendere to, a felony, any crime under the federal or state securities laws or regulations, or a misdemeanor involving moral turpitude; or (ii) your willful misconduct or gross negligence in the performance of your duties hereunder; or (iii) your willful failure to attempt in good faith to perform your duties hereunder, or your willful failure to attempt in good faith to carry out the legal directions of the Chief Executive Officer promptly and continuously, in either case after written notice of such failure; or (iv) fraud, embezzlement, theft or dishonesty by you against the Company or any subsidiary; or (v) any act of willful misconduct by you bringing harm, or in the good faith judgment of the Company's Board of Directors, likely to bring harm to the Company or any subsidiary (economically or as to reputation); or (vi) your violation of a written policy or procedure of the Company or any subsidiary of a material nature, as determined in the good faith judgment of the Company's Board of Directors; or (vii) a mis-representation by you of your credentials or experience; or (viii) your material breach of any provision of this letter that is not cured (if capable of being cured) within 10 days of your being given written notice from the Company specifying such breach.

        "Disability" shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities under this letter for a period of (i) 6 consecutive months or (ii) 180 days in any 12-month period, as determined in the good faith judgment of the Company's Board of Directors.

        "Good Reason" shall mean, without your prior written consent, the occurrence of any of the following events or actions within the 30-day period preceding a notice of termination of employment delivered to the Company by you: (i) a reduction of your base salary or target bonus as a percentage of base salary, except due to an across the board reduction applicable to similarly situated senior-level executives generally; (ii) a material breach by the Company of this letter agreement; (iii) a material diminution in your titles, authority, duties or responsibilities as the most senior Finance and investor relations executive at the Company, responsible for all financial and investor relations functions of the Company and for the preparation of all financial reports of the Company, provided this shall not be deemed to have occurred as long as you remain in actual practice the Company's most senior Finance and Investor Relations executive; (iv) a change in the reporting structure so that you report to someone other than solely to the Chief Executive Officer (or reasonably comparable position or title); or; v) the Company requires you to relocate your office a distance of greater than sixty (60) miles from its current Branchburg, New Jersey location.

        During your employment and thereafter, the Company shall (i) indemnify and hold you and your heirs and representatives harmless to the extent permitted in the Company's by-laws in effect from time to time to the same extent as other senior level executives and other directors receive from the Company, and (ii) cover you under directors and officers insurance policies maintained by the Company, if any, for its other officers and directors.

        This offer is contingent upon the satisfactory completion of ImClone Systems' background check including, but not limited to, your references, verification of past employment, education verification and criminal record background check. You will receive an E-mail from ImClone Systems asking you to complete the questionnaire so that we may conduct the background check. In addition to completing the background check, you will need to sign and return one copy of this letter in the envelope provided, or by faxing to (908) 704-1772, within five (5) business days of receipt.

        This letter shall be governed by the laws of the State of New Jersey, without regard to its choice of law principles.

        Your starting date will be March 31, 2008. Please contact me at (908) 541-8009 if you have any questions. We look forward to the exciting progress and success in the years ahead for both you and the Company.

Sincerely,	Agreed & Accepted By:
/s/ DAVID M. SCHLOSS	/s/ KENNETH ZURBLIS	3/31/08
David M. Schloss	Kenneth Zurblis	Date
Vice President, Human Resources

DMS/clg

Enclosures

SCHEDULE A

RELEASE

        This RELEASE ("Release") dated as of this                                    day between ImClone Systems Incorporated, a Delaware corporation (the "Company"), and Kenneth Zuerblis (the "Executive").

        WHEREAS, the Executive's employment with the Company (has been) (will be) terminated effective                        ; and

        WHEREAS, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

        NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the Company and the Executive agree as follows:

        1.     Subject to Paragraphs 2 and 3 below, the Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and any of its Subsidiaries or affiliates, and, in their respective capacities as such, each past or present officer, director, agent, employee shareholder and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of or related to his employment with the Company, or arising out of or relating to the severance of such employment relationship, or arising out of or related to any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, which shall not be earlier than the date of the Executive's termination of employment, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract or compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment, and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, each and every state or local variation of these federal laws including without limitation the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the Delaware Employment Discrimination Law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Act, and the New Jersey Family Leave Act, all as amended, and any and all other applicable federal, state, and local fair employment practices laws, individual or constitutional rights, and wage or discrimination laws (statutory or decisional). If any court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive without liability. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all such claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

        2.     The Company acknowledges and agrees that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any (i) obligation of the Company to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company and the policies and procedures of Company, or pursuant to any directors and officers liability insurance policy, (ii) obligation of the Company under any existing welfare, retirement, fringe-benefit or other plan or program of the Company in which the Executive and/or such dependents are participants or obligation of the Company to pay severance or other payments and benefits to Executive subsequent to the termination of Executive's employment with the Company under any agreement, plan or program, and (iii) any right the Executive may have to enforce this Agreement. Additionally, by executing this Agreement, Executive is not waiving any claim that may not be released by law, or Executive's right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, except that even if Executive files a charge or participates in such an investigation or proceeding, Executive will not be able to recover damages or equitable relief of any kind from the Company or other parties released pursuant to Paragraph 1.

        3.     The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                within the 7-day period. The Executive further acknowledges that he has carefully read this Release, and knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

        IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

IMCLONE SYSTEMS INCORPORATED
By:	Name: Title:
Kenneth Zuerblis

QuickLinks

  Exhibit 10.1
  SCHEDULE A
RELEASE